Exhibit (n)

Consent of Independent Auditors

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the use of our report dated December 14, 2000, in the Registration Statement (Form N-2) and related Prospectus of Prospect Street High Income Portfolio Inc. for the registration of Auction Rate Cumulative Preferred Shares dated March 12, 2001.

/s/ Ernst & Young LLP

Dallas, TX
March 12, 2001